Exhibit 99.1

Ameris Bancorp Announces $100 Million Stock Repurchase Program

JACKSONVILLE, Fla., Oct. 25, 2018 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (the "Company") announced today that its board of directors has authorized the Company to repurchase up to $100 million of its outstanding common stock. Repurchases of shares, which are authorized to occur over the next twelve months, will be made in accordance with applicable securities laws and may be made from time to time in the open market or by negotiated transactions. The amount and timing of repurchases will be based on a variety of factors, including share acquisition price, regulatory limitations and other market and economic factors. The program does not require the Company to repurchase any specific number of shares.

Dennis J. Zember Jr., the Company's President and Chief Executive Officer, commenting on the program, stated, "Our internal earnings forecasts are substantial enough that we can be flexible in managing our capital and tangible book value. Purchases pursuant to this program will be materially accretive to earnings and, when combined with our earnings forecast, will continue to accommodate double-digit growth in tangible book value and an appropriate buildup in capital levels."

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 125 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

Forward-Looking Statements

This news release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The forward-looking statements in this news release are based on current expectations and are provided to assist in the understanding of potential future performance. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, including, without limitation, the following: general competitive, economic, political and market conditions and fluctuations, including, without limitation, movements in interest rates; competitive pressures on product pricing and services; the Company's ability to successfully integrate acquired businesses or to do so on a timely basis; expected cost savings and any revenue synergies from acquisition transactions may not be fully realized within the expected timeframes; and the success and timing of other business strategies. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Nicole S. Stokes, Executive Vice President and CFO, (229) 890-1111